Exhibit 10.2

Broadcom Corporation

Incentive Compensation Repayment Policy Acknowledgement

On November 19, 2014 (the “Effective Date”) Broadcom Corporation (the “Company”) adopted the Broadcom Incentive Compensation Repayment Policy (as it may be amended from time to time, the “Policy”). The Policy is attached hereto.

I agree that the cash and equity incentive compensation I am awarded on the basis of performance after the Effective Date and thereafter, if any, (the “Incentive Compensation”), is subject to the Policy. By signing below, I hereby acknowledge and agree that:

•	I have received and have had an opportunity to review the Policy;

•
the Incentive Compensation is subject to the Policy and any portion thereof may be subject to forfeiture and/or reimbursement as determined by the Compensation Committee, or an authorized committee, of the Company’s Board of Directors (the “Committee”);

•
in the event it is determined by the Committee that all or part of the Incentive Compensation awarded to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement; and to the extent any shares have been issued under vested stock awards or such shares have been sold by me, the Company will have the right to cancel any other of my outstanding stock-based awards with a value equivalent to the amount of such forfeiture and/or reimbursement as determined by the Committee;

•
the Company will be entitled to withhold from any amounts otherwise payable to me, including “wages” within the meaning of applicable law, in order to satisfy any obligations I may have as a result of the application of the Policy to incentive compensation earned by me, except to the extent such withholding or offset is not permitted under applicable law or would cause the imposition of additional taxes and/or penalties under Section 409A of the Internal Revenue Code;

•
the Policy applies to the Incentive Compensation notwithstanding the terms of any compensation plan or agreement under which it is granted or the terms of any employment agreement to which I am a party; and

•	any determinations of the Committee shall be conclusive and binding on me and need not be uniform with respect to each individual covered by the Policy.

In addition, I further agree that I will be bound by any amendments to the Policy, including any amendments adopted to comply with applicable law, including without limitation pursuant to

Section 10D of the Securities Exchange Act of 1934, and that I will be provided notice and a copy of any such amendments in advance of their effective date.

The Policy and this Acknowledgement will be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflict of laws which could cause the application of the law of any other jurisdiction.

If the terms of the Policy and this Acknowledgement conflict, the terms of the Policy shall prevail.

By signing below, I agree to the application of the Policy and the other terms of this Acknowledgement.

Acknowledged and agreed as of December __, 2014:

___________________
Executive

Broadcom Corporation

Incentive Compensation Repayment Policy
November 19, 2014

This policy (the “Policy”) applies in the event of a restatement of the financial statements of Broadcom Corporation (the “Company”) under certain circumstances. In the event of such a restatement, the Compensation Committee, or any authorized committee of the Board, of the Company’s Board of Directors (the “Committee”) shall review the circumstances that caused the restatement and shall take such action as it deems appropriate to prevent its recurrence.
This Policy shall cover any cash and equity incentive compensation earned on the basis of performance (“Incentive Compensation”) to any current or former employee of the Company who is (or was) designated an “officer” under Rule 16a 1(f) of the Securities Exchange Act of 1934, as amended at the time that compensation that may be subject to this Policy is earned by such individual (an “Executive”) from and after the date of the adoption of this Policy. Without limiting the foregoing, the Committee may require reimbursement or forfeiture of all or a portion of any Incentive Compensation awarded to an Executive in the following circumstances:
(1) the Company’s financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under the federal securities laws due to (i) a deception intentionally practiced; (ii) breach of fiduciary duty to secure unfair or unlawful gain; or (iii) concealment of such wrongdoing (each referred to as “Culpable Conduct”);
(2) as a result of such restatement, a performance measure or specified performance target which was a material factor in determining the amount of Incentive Compensation previously earned by an Executive is restated; and
(3) the Committee determines in its discretion that a lower amount of Incentive Compensation would have been earned by such Executive based upon the restated financial results.
The amount of Incentive Compensation subject to reimbursement or forfeiture shall be the amount of Incentive Compensation awarded in excess of what otherwise would have been earned under the restated financial statements, that was awarded during the three-year period preceding the date on which the Company disclosed on Form 8-K or in other publicly-filed disclosure that it is required to restate its financial statements.

Notwithstanding the foregoing, in determining whether to require reimbursement or forfeiture, and, if so, the amount of such re-imbursement or forfeiture, the Committee may take into account such considerations as it deems appropriate, including (A) the likelihood of success in seeking reimbursement or forfeiture under governing law relative to the effort involved, (B) whether the assertion of a reimbursement or forfeiture claim may prejudice the interests of the Company in any related proceeding or investigation, or otherwise, (C) whether the expense of seeking reimbursement or forfeiture is likely to exceed the amount sought or likely to be recovered, (D) the passage of time since the occurrence of any acts or omissions giving rise, directly or indirectly, to the financial restatement; (E) any pending or threatened legal proceedings relating to any acts or omissions giving rise, directly or indirectly, to the financial restatement, and any actual or anticipated resolution (including any settlement) relating thereto; (F) the tax consequences to the affected individual; (G) whether the records and investigations are sufficiently developed for the Committee to reasonably conclude that Culpable Conduct exists; and (H) such other factors as it may deem appropriate under the circumstances.
Any determination of the Committee shall be conclusive and binding on the Company and the applicable Executive. The determination of the Committee need not be uniform with respect to one or more Executives. Application of the Policy does not preclude the Company from taking any other action to enforce an Executive’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.
The Policy is intended to be interpreted in a manner consistent with any applicable rules or regulations promulgated under Section 10D of the Exchange Act and any other applicable law, and shall otherwise be interpreted in the best business judgment of the Committee.
The Policy and the related Incentive Compensation Repayment Policy Acknowledgement will be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflict of laws which could cause the application of the law of any other jurisdiction.
The Board may amend, repeal or replace the Policy in whole or part at any time.

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